Exhibit 10.1

CHANGE OF CONTROL SEVERANCE AGREEMENT

     This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between _________ (the “Employee”) and Strategic Diagnostics Inc., a Delaware corporation (the “Company”) effective as of ___________ (the “Effective Date”).

RECITALS

     A.    The Company from time to time may consider the possibility of an acquisition by another company or other event leading to a change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

      B.    The Board believes that it is imperative to provide the Employee with certain benefits upon the Employee’s termination of employment following a Change of Control that provide the Employee with enhanced financial security and incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

     C.    Certain capitalized terms used in the Agreement are defined in Section 5 below.

     The parties hereto agree as follows:

     1.    Effectiveness.    This Agreement became effective on the Effective Date and shall terminate only upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

     2.    At-Will Employment.    The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason other than during the Designated Period (as defined below), the Employee shall not be entitled to any benefits, damages, awards or compensation under Section 3(a) of this Agreement but may be entitled to payments or benefits in accordance with the Company’s other established employee plans and practices or pursuant to other agreements with the Company.

     3.    Severance and Other Benefits.

     (a)  Termination in Connection with a Change of Control.    If the Employee’s employment terminates as a result of Involuntary Termination at any time during the period (the “Designated Period”) commencing two (2) months prior to a Change of Control and ending eighteen (18) months following a Change of Control, then after the later of (i) five (5) business days after the Employee’s last date of employment with the Company and (ii) seven (7) calendar days after execution and delivery of (A) an effective release of claims in substantially the form of Exhibit A hereto against the Company and related parties that releases the Company and such parties from any claims whatsoever arising from or related to the Employee’s employment relationship with the Company and (B) a non-compete agreement in substantially the form of Exhibit B hereto, the Employee shall receive the following payments and benefits: (1) a lump sum cash payment or salary continuation equal to the Employee’s then current annual base salary prorated for the period of six (6) months (without taking into account any reduction in base salary that could trigger an Involuntary Termination), less applicable withholding taxes or other withholding obligations of the Company, (2) extension of medical and dental benefits (if applicable) for the duration of the applicable severance period (or, if not permissible under the terms of the relevant plan or under applicable law, a cash payment equal to the applicable COBRA premium grossed up for taxes, if applicable), (3) a prorated Annual Incentive Plan bonus for the year in which the Employee’s termination occurs, payment of which shall be made at the same time and under the same terms and conditions as bonuses are paid to employees of the Company (provided that such bonus shall equal no less than the average of the bonuses awarded to the Employee for the three (3) years (or lesser number of years for which Employee was employed by the Company) preceding the year in which the Employee’s termination occurs), (4) if the time period following termination of employment available to the employee for exercise of all or any portion of the outstanding stock options granted to such employee is less than one year, then an extension of that exercise time period to the date that is one year following the Employee’s Termination Date, and (5) executive outplacement services, from a provider appointed by the Company in its reasonable discretion, having a value not to exceed $20,000, with a provider of the Company’s choosing. In the event that the Employee’s employment terminates two (2) months or less prior to a Change of Control, for purposes of this Section 3(a) and elsewhere in this Agreement, the benefits described in this Section 3(a) shall become payable upon the date the Change of Control occurs (and the extended exercise period shall commence on that same date).

     (b)  Voluntary Resignation; Termination for Cause.    If, during the Designated Period, the Employee’s employment terminates by reason of the Employee’s voluntary resignation (which voluntary resignation is not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive any benefits under Section 3(a) of this Agreement.

     (c)  Disability; Death.    If, during the Designated Period, the Company terminates the Employee’s employment as a result of the Employee’s Disability, or such Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive any benefits under Section 3(a) of this Agreement.

     (d)  Termination Not in Connection With a Change of Control.    In the event the Employee’s employment terminates for any reason or no reason, whether on account of Disability, Death, or otherwise, at a time not during the Designated Period, then the Employee shall not be entitled to receive severance and any other benefits under Section 3(a) of this Agreement.

     (e)  Coordination with Other Change of Control Benefits or Severance Benefits.    If the Employee is entitled under any agreement or arrangement other than this Agreement to cash payments or any other benefits from the Company in connection with the occurrence of a Change of Control or the termination of the Employee’s employment, then the benefits received by the Employee under this Agreement shall be reduced by the benefits received by the Employee from the Company under such other plans, programs, arrangements or agreements.

     (f)  No Set-Off.    The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Employee or others.

     (g)  Mitigation.    The Employee shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Employee as a result of employment by another employer or by any retirement benefits received by the Employee after the date of the termination of employment, or otherwise.

  4.    Tax Matters.    In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) become subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state tax law), then the Employee’s benefits under Section 3 shall still be delivered in full, and in addition the Employee shall receive an additional lump sum cash payment, taking into account all applicable federal, state, local and other income, employment and other taxes and the excise tax imposed by Section 4999 (assuming for purposes of this calculation that the Employee is liable for such taxes at the highest marginal tax rate) that results in no reduction to the Employee in the amount or the value of the benefits under Section 3 of this Agreement as a result of the application of Sections 280G and 4999 of the Code (and any corresponding provisions of state tax law). Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company’s independent accounting firm (the “Accountants”). For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

     5.    Definition of Terms.    The following terms used in this Agreement shall have the following meanings:

     (a)  Cause.    “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company; (ii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Board of Directors of the Company; (iii) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company; (iv) the finding by a court that the Employee has committed an act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Board of Directors of the Company.

     (b)  Change of Control.    “Change of Control” shall have the definition given to such term under the Company’s 2000 Stock Incentive Plan.

     (c)  Disability.    “Disability” shall mean the Employee is disabled within the meaning of the Company’s long-term disability plan or, if the Company does not maintain such a plan that covers the Employee, the Employee has been unable to perform the material duties of his or her employment within the Company for a period of six (6) consecutive months in any 12-month period because of physical or mental injury or illness. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

     (d)  Involuntary Termination.    “Involuntary Termination” shall mean (A) any termination of the Employee by the Company which is not affected for Disability or for Cause, or any actual or purported termination effected by the Company for Disability or for Cause for which the grounds relied upon are not valid or (B) the Employee’s resignation from the Company, in any such case within 3 months after the Employee obtains knowledge of the occurrence of any of the following events: (i) the significant reduction, without the Employee’s express written consent, of the Employee’s duties, authority or responsibilities relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to the Employee, without the Employee’s express written consent, of such reduced duties, authority or responsibilities; (ii) a substantial reduction, without both the Employee’s express written consent and good business reasons, of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits, including the types and amounts of bonuses for which the Employee is eligible, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than twenty five (25) miles from the Employee’s then present location, without the Employee’s express written consent; (vi) any material breach by the Company of this Agreement or any employment agreement to which the Employee is a party; (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 6(a) below; or (viii) any act or set of facts or circumstances which would, under Delaware case law or statute, constitute a constructive termination of the Employee.

     (e)  Termination Date.    “Termination Date” shall mean (i) if the Employee’s employment is terminated by the Company for Disability, thirty (30) days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the substantial performance of the Employee’s duties on a full-time basis during such thirty (30)-day period), (ii) if the Employee’s employment is terminated by the Company for any other reason, the date on which a notice of termination is given, provided that if within thirty (30) days after the Company gives the Employee notice of termination, the Employee notifies the Company that a dispute exists concerning the termination or the benefits due pursuant to this Agreement, then the Termination Date shall be the date on which such dispute is finally resolved, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected), or (iii) if the Employee’s employment is terminated by the Employee, the date on which the Employee delivers the notice of termination to the Company; however, if the Employee terminates his or her employment on account of Involuntary Termination and the Employee subsequently notifies the Company that a dispute exists concerning the benefits due pursuant to this Agreement, then the Termination Date shall be the date on which such dispute is finally resolved, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected).

     6.    Successors.

     (a)  Company’s Successors.    Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law or otherwise.

     (b)  Employee’s Successors.    The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, and any unpaid amounts payable hereunder shall be payable to, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     7.    Notice.

     (a)  General.    Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given either (i) when personally delivered or sent by facsimile or (ii) five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address or facsimile number which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel or Chief Financial Officer.

     (b) Term of Agreement. This Agreement shall continue in full force and effect for the duration of Employee’s employment with the Company; provided, however, that after the termination of Employee’s employment during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

     (c) Enforcement.

          (i)      In the event that the Company shall fail or refuse to make payment of any amounts due Employee under Section 3 or 4 hereof within the respective time periods provided therein, the Company shall pay to Employee, in addition to the payment of any other sums provided in this Agreement, interest, compounded daily, on any amount remaining unpaid from the date payment is required under Section 3 or 4, as appropriate, until paid to Employee, at an annualized rate of interest equal to the so-called composite "prime rate," as quoted from time to time during the relevant period in the Eastern Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

          (ii)      It is the intent of the parties that Employee not be required to incur any expenses associated with the enforcement of Employee’s rights under Sections 3 and 4 of this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee hereunder. Accordingly, in the event any such claim by the Employee there under is successful in whole or in part, including any such claims settled by the Company, the Company shall pay Employee, within thirty (30) days after the resolution of such claim, the amount necessary to reimburse Employee in full for all expenses (including without limitation all reasonable accountants’ fees, attorneys’ fees and legal expenses) incurred by Employee in enforcing any of the obligations of the Company under this Agreement.

     (d)  Governing Law.    This Agreement shall be governed by the internal laws of the State of Delaware.

     (e)  Counterparts; Facsimile.    This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The executed copy of this Agreement may be delivered by facsimile or in original form.

     (f)  Waiver.    If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     (g)  Headings.    The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY	STRATEGIC DIAGNOSTICS INC.

Signature:

Title:

EMPLOYEE	Signature:

Title:

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT, made and entered into as of this ________day of _______, 20XX by and between__________ (“Employee”) on the one hand, and Strategic Diagnostics Inc. (SDI), a Delaware corporation, together with each and every one of SDI’s predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, assigns, directors, officers, employees and agents, whether named herein or otherwise, on the other hand (hereinafter collectively referred to as “SDI” or “the Company”).

WITNESETH:

WHEREAS, Employee is employed by SDI and will be released from employment effective DATE                ;

WHEREAS, Employee and SDI desires to settle fully and finally all differences between them, including, but not limited to, all claims which might arise out of Employee’s employment with the Company and the separation there from;

NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises herein set forth and intending to be legally bound, the parties hereto agree as follows:

1.	This Separation Agreement and General Release (hereinafter “Agreement and Release”) is not to be construed as admission by the Company of any violation of any federal, state, or local statute, ordinance or regulation or of any duty owed by the Company to Employee. SDI specifically denies any such violations.

2.	In consideration for the promises and benefits set forth herein, Employee (for Employee and all dependents, heirs, executors, administrators, legal representatives, assigns and/or any others who have or may have a claim by or through Employee) hereby irrevocably releases and discharges the Company from any and all suits, causes of action, claims, demands, charges, complaints, obligations and/or actions of any sort whatsoever, whether in law or equity, direct or indirect, which Employee ever had, now has, or hereinafter can or may have against SDI, from the beginning of time to the date of this Agreement and Release, including but not limited to any and all claims relating to or in any way arising out of any aspect of Employee’s employment relationship and/or Employee’s separation from employment with SDI. This Agreement and Release specifically includes, but is not limited to, any and all claims for wrongful discharge, constructive discharge, breach of contract (whether express or implied), claims for wages and employee benefits and any and all forms of employment discrimination in violation of any federal, state or local statute, ordinance, executive order, or common law doctrine (including but not limited to claims for discrimination on the basis of race, color, religion, sex, national origin, age and/or mental or physical disability, whether asserted under the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. section 2000e et seq, the Civil Rights Act of 1870, 42 U.S.C. section 1981, The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. section 621 et seq, The Rehabilitation Act of 1972, as amended, 29 U.S.C. section 701, et seq, and/or under any other applicable federal, state or local antidiscrimination law), any and all suits in tort (including but not limited to, any claims for misrepresentation, defamation, wrongful termination, interference with contract or with prospective economic advantage, tortious infliction of emotional distress and/or negligence) as well as any and all claims for additional compensation or damages of whatsoever kind arising in connection with Employee’s employment relationship and/or separation from employment with the Company. In addition, this Agreement and Release specifically includes all claims for costs and/or attorney’s fees, if any, incurred by Employee in connection with any aspect of Employee’s employment relationship and/or Employee’s separation from employment with the Company. Notwithstanding anything stated above, Employee shall be free to make a claim for unemployment benefits from any state agency Employee deems to have jurisdiction to award them, and SDI will not oppose any such claim on the basis that Employee ceased employment with SDI voluntarily, or on any other basis, and it is agreed between the parties to this agreement that Employee shall be deemed to have been involuntarily terminated.

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3.	Employee understands that this Agreement and Release extends to all of the aforementioned actions, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential material term of this agreement.

4.	Employee agrees that during Employee’s employment with SDI Employee gained access to certain confidential information. Employee agrees that, without prior written consent of an officer of the Company, Employee will not disclose or use for Employee’s own direct or indirect benefit or the direct or indirect benefit of a third party, and will use Employee’s best efforts to maintain the confidentiality of all confidential information that Employee acquired because of Employee’s employment. In general, “confidential information” means any information that the Company treats as confidential, including but not limited to information relating to research, processes, inventions, products, methods, computer codes or instructions, software documentation, equipment, costs, customer lists, training methods and techniques, business studies, business procedures and finances, and any other materials that have not been made available to the general public. (Failure of the Company to have marked any of the confidential information as confidential or proprietary will not affect its status as confidential information under the terms of this Agreement and Release). Employee further warrants that Employee has returned to the Company offices any documents, records, manuals, guides, notebooks, files, correspondences, reports, memoranda, computer tapes, computer disc, or similar materials of or containing information of the type identified above. Employee further warrants that Employee has returned, and has not retained, any copies of the foregoing.

5.	In consideration of, and as a condition precedent to the effectiveness of, Employee generally releasing the Company and the other promises of the Company set forth herein, SDI will provide Employee with the benefits and rights (the “Severance Benefits”) set forth in the Change of Control Severance Agreement between Employee and SDI.

6.	Employee shall return to SDI all property belonging to the Company which is in Employee’s possession or control, including but not limited to, computer, printer, cellular telephone, keys, credit cards, reference materials, forms, reports, customer lists, price lists and documents of whatsoever kind, and all copies of any such documents.

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7.	Employee hereby acknowledges that, in return for executing this Agreement and Release, Employee is receiving consideration that Employee would not otherwise be entitled. Employee is acting in Employee’s own free will and Employee fully understands all of the provisions and effects of this Agreement and Release. In addition, Employee hereby acknowledges that neither SDI not any of its agents, representatives or attorneys have made any representations concerning the terms of this Agreement and Release other than those contained herein.

8.	(a)	Neither this Agreement and Release nor any term hereof may be orally changed, waived, discharged or terminated, except by a written agreement between the parties hereto.

(b)	All terms and provision of the Agreement and Release shall be binding upon, inure to the benefit of and be enforceable by the legal representatives, successors and assigns of the parties.

(c)	This Agreement and Release shall be governed by the laws of the State of Delaware and the terms of the Agreement and Release are contractual and not a mere recital.

9.	Employee hereby certifies that:

(a)	Employee has read the terms of this Separation Agreement and General Release;

(b)	Employee has been informed by this document that Employee should discuss this Agreement and Release with an attorney of Employee’s own choice;

(c)	Employee understands this Agreement and Release’s terms and effects;

(d)	Employee has the intention of releasing all claims recited herein in exchange for the consideration described herein, which Employee acknowledges as adequate and satisfactory to Employee; and

(e)	neither SDI nor any of its agents, representatives or attorneys have made any representations to Employee concerning the terms or effects of this Separation Agreement and General Release other than those contained herein.

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10.	Employee acknowledges that Employee has been informed that Employee has the right to consider this Agreement and Release for a period of at least 21 days prior to entering into this Agreement and Release. The end of the consideration period is _________ . If Employee wishes to accept the terms of this Agreement and Release, it must be received by SDI by close of business on _________.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Release the day and year first above written.

By: _______________________________________________________
       NAME OF EMPLOYEE

Date:_______________________________________________________

Witness:____________________________________________________

By: _______________________________________________________
       NAME, Strategic Diagnostics Inc.

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EXHIBIT B
NON-COMPETITION AGREEMENT

     This Non-Competition Agreement (“Agreement”) is made this ________________(date) between ____________ and Strategic Diagnostics Inc.

     WHEREAS _____________ (“Employee”) is party to a Change of Control Severance Agreement (the “Severance Agreement”) with Strategic Diagnostics Inc. (“SDI” or “Company”); and

     WHEREAS, both SDI and Employee acknowledge that they are each protecting their collective good by bonding together under the formal terms of this Agreement as now outlined below:

          A.     Consideration Given By SDI

                   1.     In consideration for the covenants and promises set forth below, SDI hereby agrees to provide Employee with the benefits and rights set forth in the Severance Agreement (the “Severance Benefits”)

          B.     Agreements, Representations and Commitments of Employee

                   In consideration for SDI’s provision of the Severance Benefits, Employee:

                   1.      Upon the termination of Employee’s employment, Employee will deliver to an authorized representative of SDI (a) any credit cards, identification cards, badges, keys and other items which have been provided by SDI, (b) all tools and equipment provided to Employee by SDI, and (c) all written, printed and computerized materials including reports, project memoranda, drawings, records, files and other documents and software which relate to the business of SDI; (d) all corporate, practices, industrial or client databases which relate to the business of SDI; and (e) all other SDI property in the custody, control or possession of Employee. Employee further represents that Employee will not retain any copies or duplicates of the items described above, except that Employee may retain copies of Employee’s own records relating to Employee’s compensation from SDI and a copy of this Agreement. Furthermore, Employee agrees not to remove any corporate, departmental, industrial or client databases, whether in hard copy, disk or any other form from the premises of SDI.

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          2.      Employee covenants and agrees that Employee shall not for a period of two (2) years subsequent to Employee’s separation from employment by SDI for any and all voluntary reasons and for select involuntary reasons including dismissal for cause:

                   a.      Become interested as owner, proprietor, promoter, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise in any person, firm, corporation, association, or other entity engaged in any Business anywhere in the world that is competitive with the business or of the business of SDI, or become interested in as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise in any portion of the Business of any person, firm, corporation, association or other entity or such portion of such Business that is competitive with SDI. For purposes of this section, the term “Business” shall be defined to include, but not be limited to, accepting employment with any entities engaged in any business activities conducted by the Company, its subsidiaries or affiliates or any business activities in which the Company, its subsidiaries or affiliates is planning or preparing to engage in as of the date of the Employee’s termination of employment hereunder. Should Employee accept subsequent employment with any other company, Employee shall immediately notify Employee’s new employer about the existence of this Agreement, and shall actually provide a copy of same to Employee’s new employer;

                   b.      Influence or attempt to influence any person to terminate or modify the employment, consulting, agency, distributorship or other arrangement with SDI;

          3.      Employee recognizes that the provisions of Sections B 1 and 2 are of the essence of this Agreement and understands and agrees that SDI would suffer irreparable harm if Employee should breach any of these provisions and that monetary damages would be extremely difficult to ascertain and would not adequately compensate SDI for the harm which would result from such a breach. Accordingly, Employee agrees that in the event of any such breach or threatened breach by Employee of any of the provisions of Sections B 1 and 2, SDI shall immediately be entitled to the following remedies listed below which shall be in addition to and not in limitation to any additional rights, remedies or damages to which SDI is or may be entitled at law or in equity:

                   a.      SDI shall be entitled to a temporary restraining order, preliminary injunction, and permanent injunction in order to prevent and/or restrain any breach by Employee or by any or all of Employee’s partners, co-venturers, agents, representatives, servants, employers, employees and any and all persons directly or indirectly acting for, or on behalf of, or with Employee.

                   b.      SDI shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remuneration or profits which Employee directly or indirectly may realize as a result of, growing out of, or in connection with any such violations by Employee or by Employee’s partners, co-venturers, agents, representatives, servants, employers, Employees and any and all persons directly or indirectly acting for, or on behalf of, or with Employee.

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          4.      Employee has carefully read and considered the provisions of Sections B 1 and 2 hereof and having done so, agrees to the restrictions and remedies set forth in these sections including, but not limited to, the time period of the restriction and the geographical areas of the restrictions set forth in Section B 2 hereof which are fair and reasonably required for the protection of the interest of SDI, its shareholders, directors, and other Employees and business relations. Employee further agrees that the restrictions set forth in Sections B 1 and 2 shall not impair Employee’s ability to secure employment within the field or fields of Employee’s choice, including, without limitation, the sale, development and/or manufacture of agricultural, food safety, environmental, water quality diagnostic products and antibody products. Notwithstanding anything in the foregoing to the contrary, it is the intention of the parties that if the provisions of Sections B 1 and 2 are determined to be overly broad in any respect, then they shall be enforceable to the maximum extent permissible under the law as set forth below.

          5.      The provisions of this entire Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and the enforcement of the other provisions hereof. Accordingly, any provision, or distinguishable portion of any provision of this Agreement which is determined in any judicial or administrative proceeding to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and such prohibition or unenforceability in any jurisdiction shall invalidate or render unenforceable such provisions in any other jurisdiction. Moreover, in the event that any provision of Section B 2 relating to time periods and/or geographical areas or restrictions shall be determined in any judicial or administrative proceeding to exceed the maximum time period or geographical scope that such court or administrative proceeding deems reasonable and enforceable, then such time periods and/or geographical restrictions shall be deemed to become and thereafter be the maximum time period and/or areas which such court or administrative agency deems reasonable and enforceable.

          6.      Employee hereby acknowledges that this Agreement does not constitute a right to continued employment. Employee remains an employee at will. SDI may terminate Employee’s employment with SDI at any time, with or without cause. Moreover, subject to the restrictions of this Agreement, Employee likewise has the right to terminate Employee’s employment with SDI at any time, with or without cause.

          7.      This Agreement contains the entire Agreement of the parties and supersedes all prior agreements, oral or written and any other communication relating to the subject matter hereof. This Agreement may be modified only in writing signed by both parties hereto. The provisions of this Agreement relating to confidentiality and non-competition shall survive the termination of employment, regardless of however caused.

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          8.      The Company reserves the right to assign its rights and entitlements hereunder to any parent, subsidiary, affiliated or successor Company, or to any company which purchases all or a portion of the stock or assets of the Company, and as a result of such purchase, maintains an interest in the portion of the Company’s business in which Employee is or was employed.

          9.      This Agreement shall be governed by and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws principles.

          IN WITNESS WHEREOF, the undersigned have hereunder set their hands as of the date first above written.

By: Strategic Diagnostics Inc.

Print: Company Representative’s Name: ___________________________________

Title:__________________________________

Signature: _________________________________________

Print: Employee’s Name:________________________________________________

Title:_________________________________________________

Signature: _________________________________________

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